Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
As independent registered public accountants, we hereby consent to the use of the report of Caturano & Company, P.C. dated March 31, 2010 (except for the “Stock Split” section of Note 2, as to which the date is                , 2010) relating to the financial statements of Ameresco, Inc. and Subsidiaries as of December 31, 2009 and December 31, 2008 and for the three years ended December 31, 2009 (which report expresses an unqualified opinion) included in, and to all references to our Firm included in or made a part of, this Amendment No. 3 to Registration Statement on Form S-1.
CATURANO AND COMPANY, P.C.
Boston, Massachusetts
May 28, 2010

The foregoing consent is in the form that will be signed upon the completion of the stock split described in Note 2 to the consolidated financial statements.
/s/ Caturano & Company, P.C.
CATURANO AND COMPANY, P.C.
Boston, Massachusetts
May 28, 2010